Exhibit 99.1

                                                            Investor contact:

                                                              Nicole Noutsios
                                                           Investor Relations
                                                        SoftNet Systems, Inc.
                                                                 415-343-2325
                                                        investors@softnet.com

                                                               Media contact:

                                                               Gloria Parrish
                                           Director, Corporate Communications
                                                        SoftNet Systems, Inc.
                                                                 415-365-2514
                                                         gparrish@softnet.com


          SoftNet Names Ronald I. Simon Acting Chief Executive Officer

         San Francisco, California, February 5, 2001 - SoftNet Systems, Inc. (Nasdaq: SOFN) today announced it has named Ronald I. Simon acting chairman, chief executive officer and chief financial officer for the broadband services company. Simon succeeds Garrett J. Girvan who is stepping down for personal reasons. Simon has been a director of the company since September 1995 and formerly served as vice chairman of SoftNet's board of directors.
         In addition to serving on SoftNet's board of directors, Simon is a director of Collateral Therapeutics, Inc. and Western Water Company. Over the last twenty years, Simon has held various management positions with a number of publicly traded companies, and has served on the board of directors of several companies.
About SoftNet Systems, Inc.
         SoftNet is a global broadband Internet services company.
         SoftNet's wholly owned Intellicom subsidiary combines Internet services with sophisticated two-way satellite technology to deliver a turnkey solution for ISPs, schools, corporations and businesses. Intellicom provides two-way satellite Internet access using a proprietary network optimizing technology. The company utilizes state-of-the-art wireless technologies, broadband delivery, data-push and satellite-based Internet access caching products to provide its customers with fast access to information and efficient utilization of existing network capacity. Intellicom operates more than 400 earth stations in the United States, Latin America and the Caribbean as well as a 24-hour-a-day, seven-day-a-week Network Operations Center, Internet Data Center and Customer Support Center.
         SoftNet is also known for its Aerzone subsidiary. For further information about SoftNet Systems, Inc. and its subsidiaries, please visit www.softnet.com or call 415-365-2500.

This press release contains forward-looking statements concerning SoftNet Systems' anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect", "believe", "will", "may", "should", "project", "estimate" and like expressions, and the negative thereof.) These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the risks attendant to a growing business in a new industry as well as those risks described in SoftNet Systems' Quarterly or Annual Report.